Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 2, 2009, with respect to the consolidated financial statements and financial statement schedule of American Realty Capital Trust, Inc. as of December 31, 2008 and 2007 and for the year ended December 31, 2008 and the period from August 17, 2007 (date of inception) to December 31, 2007, which is included in this Pre-effective Amendment No. 1 to Post-effective Amendment No. 5 to the Registration Statement on Form S-11 (File No. 333-145949). We consent to the use of the aforementioned report in this Registration Statement.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
August 27, 2009